EXHIBIT 99.1

Aptose Expands Senior Leadership Team

George Melko, Pharm.D. joins as Vice President, Regulatory Affairs

Robert Killion, Ph.D. appointed Vice President, CMC

SAN DIEGO and TORONTO, March 16, 2021 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (Nasdaq: APTO; TSX: APS), a clinical stage company developing highly differentiated therapeutics that target the underlying mechanisms of cancer, today announced the appointment of two key members to its management team to support the company’s expanding clinical CMC and regulatory functions: George P. Melko, Pharm.D., joins Aptose as Vice President, Regulatory Affairs; and Robert B. Killion Jr., Ph.D. has been named Vice President, CMC.

Dr. Melko brings more than 20 years of senior regulatory experience to Aptose, with a strong focus on oncology. Most recently he served as Vice President of Regulatory Affairs for biotechnology companies Tmunity Therapeutics and Tessa Therapeutics, which included developing regulatory strategy operations, policy and procedure design, serving as an FDA liaison and document preparation/submission. Prior, he held senior regulatory positions with Incyte Corporation, where he oversaw the preparation and submission of Investigational New Drug (IND), European Medicines Agency (EMA), and FDA applications, led NDA preparations, as well as managed a collaboration with Merck on a combination therapy. A decade of regulatory experience at large pharmaceutical companies AstraZeneca Pharmaceuticals and Rhône-Poulenc Rorer (now Sanofi) further contributes to his extensive knowledge of drug development, medical and regulatory affairs in pharmaceutical and biotechnology companies in the United States and Europe.

Dr. Killion has been named to the newly established position of Vice President of Chemistry, Manufacture and Control (CMC) after having joined Aptose in 2020 as Senior Director, CMC. In this role, he assumes oversight of manufacturing, quality control and formulation development for CG-806 and APTO-253. Dr. Killion’s more than 20 years of CMC experience span roles in Relypsa, Gilead, Genentech, Roche and Syntex, and include responsibilities in developing, validating, and implementing quality control processes for clinical stage and commercial programs, oversight of stability management for commercial drug products and pharmaceutical ingredients, as well as responsibility for solid and liquid oral dosage formulation development.

“George and Rob bring to Aptose quality leadership, an extensive knowledge base and broad expertise across all aspects of regulatory affairs and CMC practices,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer. “The company continues to attract the talent required to expand our clinical development and advance our Phase 1 hematology candidates CG-806 and APTO-253. We are delighted to have these talented individuals join our team.”

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical- stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies, and is in a separate Phase 1 trial in patients with relapsed or refractory acute myeloid leukemia (AML); APTO-253, the only clinical-stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory AML or high risk myelodysplastic syndrome (MDS).

For further information, please contact:

Aptose Biosciences Inc.
Greg Chow
Executive Vice President, CFO
650-718-5028
gchow@aptose.com

LifeSci Advisors, LLC
Dan Ferry, Managing Director
617-535-7746
Daniel@LifeSciAdvisors.com

SMP Communications
Susan Pietropaolo
201-923-2049
susan@smpcommunications.com